                                                                 EXHIBIT h(i)(a)


             AMENDMENT TO THE TRANSFER AGENCY AND SERVICES AGREEMENT
                                  WRAP PROGRAM


         THIS AMENDMENT, dated as of March 31, 2002 is made to the Transfer Agency and Services Agreement dated as of September 25, 1996 (the "Transfer Agent Agreement") between Driehaus Mutual Funds (the "Company") and PFPC Inc. ("PFPC").

                                   WITNESSETH



         WHEREAS, PFPC provides certain support services to financial institutions ("Clients") that offer mutual funds-only asset allocation, supermarket and/or other similar products requiring sub-transfer agent and sub-accounting services ("Wrap Program(s)") to their respective customers ("Wrap Program Participants");

         WHEREAS, the structure of the particular Wrap Programs may require differing registration specifications; and

         WHEREAS, the Company desires to make shares of the Funds ("Shares") available through the Wrap Programs offered by the Clients and in connection therewith retain PFPC to perform certain services described herein, and Driehaus Securities Corporation, the Company's distributor ("DSC"), is willing to pay for such services PFPC is willing to provide such services.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Company and PFPC agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. With respect to Shares attributable to the Wrap Program, instead of the services set forth in the Agreement, PFPC agrees to perform the services specified in the attached Schedule A (the "Services") for the benefit of the Wrap Program Participants who maintain Shares through Wrap Programs and PFPC accepts such appointment. PFPC may subcontract with the Clients to link the PFPC System with the Clients, in order for the Clients to maintain Fund share positions for each Wrap Program Participant.

2. DSC on behalf of the Company, shall pay to PFPC a fee or fees as set forth in the attached Schedule B. DSC's obligation to pay under this Section 2 shall survive the termination of the Agreement and continue for so long as there are assets in the Omnibus Accounts attributable to Shares. The Company and DSC acknowledge that PFPC may receive float benefits and investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

3. Privacy. Each party acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information obtained in conjunction with this Transfer Agent Agreement, except as necessary to carry out the services set forth in the Transfer Agent Agreement or as otherwise permitted by Regulation S-P.

4. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


DRIEHAUS MUTUAL FUNDS



By:      /s/ Robert F. Moyer
   ------------------------------
         Robert F. Moyer

Title:   Senior Vice President



PFPC INC.



By:      /s/ Thomas G. Rodman
   ------------------------------------------

Title:   Vice President, Assistant Secretary
      ---------------------------------------



Agreed and acknowledged that
Driehaus Securities Corporation will pay the fees indicated in this agreement.

DRIEHAUS SECURITIES CORPORATION



By:      /s/ Robert F. Moyer
   --------------------------------------------------
         Robert F. Moyer

Title:   President

                                   SCHEDULE A

                                    SERVICES



    1. Transmit to the Company purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as "PFPC F/B/O Client Wrap Programs and their Customers" or "PFPC F/B/O Client Wrap Programs", as appropriate. Such activities shall be performed as set forth in the attached Exhibit 1 of Schedule A.


    2. Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.


    3. Coordinate with a third party print mail provider, and at the request of Company, provide that third party with such information as is necessary for it to mail to Wrap Program Participants, among other things: (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus supplements, annual reports of the Funds, all as are provided by the Company.


    4. Reconcile share positions for each Wrap Program and upon request provide certification to the Company with respect thereto. In connection therewith, the Company shall provide to PFPC daily confirmation of all trade activity and share positions for the Omnibus Account.


    5. Maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances.


    6. Act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and any applicable anti-money laundering rules and regulations. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act and to the extent reasonably requested, PFPC will provide copies of procedures and audits of anti-money laundering processes applicable to this account and other Company shareholders.

                             EXHIBIT 1 OF SCHEDULE A





 On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), PFPC or its agents may receive trade instructions with respect to the Wrap Programs and/or Wrap Program Participants for the purchase or redemption of shares of the Funds ("Trade Instructions"). Trade Instructions received in good order and accepted by PFPC or its agents prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Company (i) by 11:59 p.m. Eastern Time if automated, and (ii) 6:00 p.m. Eastern Time if manual on such Business Day will be executed by the Company at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by PFPC, or its agents, on such day but after the Close of Trading will be executed by the Company at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Company pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date".


Upon the timely receipt from PFPC of the Trade Instructions described in above paragraph, the Company will execute the purchase or redemption transactions (as the case may be) with respect to each Wrap Program at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made through the NSCC's settlement process or by wire transfer by PFPC (for net purchases) or by the Company (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.


In the event that PFPC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Company by the above referenced deadlines, the Company will accept the trades after such deadlines and before 10:00 a.m. Eastern Time on the day following the "Effective Trade Date". PFPC will furnish the Company with an estimate of the net purchase or net redemption activity no later than 10:00 a.m. Eastern Time on the day following the "Effective Trade Date". Payments for purchases and redemptions shall be made by wire transfer on the day following the "Effective Trade Date".

                                   SCHEDULE B

                                      FEES


     Driehaus Securities Corporation shall pay PFPC an annualized fee of 20 basis points based on the total assets held in each respective Omnibus Account attributable to the respective shares of the applicable Portfolio of DRIEHAUS MUTUAL FUNDS, that is open during any monthly period. These fees shall be paid to PFPC monthly (within 30 calendar days after month-end) in arrears on a prorated basis of 1/12 of the annualized fee.

     Funds as used in this Amendment shall mean "Portfolios" as defined in the Transfer Agent Agreement.